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                                                                     EXHIBIT 5.1

                               ERIC P. LITTMAN, PA
                               7695 SW 104 Street
                                    Suite 210
                                 Miami, FL 33156
                     (305) 663-3333 Facsimile (305) 668-0003

                                November 30, 2000

Board of Directors
Corpas Investments, Inc.
1640 5th Street
Suite 218
Santa Monica, CA 90401

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Corpas Investments, Inc., a Florida Corporation (the "Company"), relating to the registration of 1,032,500 shares (the "Shares") of common stock, par value $.001 per share of the Company, issuable to the consultants listed in this Registration Statement.

We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deem necessary or appropriate to the rendering of our opinion herein.

The Company has represented to us that the business consultants have provided bona fide services to the Company which are not in relation to the offer or sale of securities in a capital raising transaction, and which neither directly or indirectly promote or maintain a market for the Company's stock.

Based on the foregoing, we are of the opinion that the shares, when issued and sold, as contemplated in the Registration Statement will be validly issued, fully paid and non assessable.

We consent to the use of this letter in the Registration Statement filed on Form S-8.

Very truly yours,

/s/ Eric P.  Littman
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Eric P.  Littman